Exhibit 10.3

L.I.A. Pure Capital Ltd.

20 Wallenberg Raul

Tel Aviv, Israel

December 5, 2024

N2OFF, Inc.

HaPardes 134 (Meshek Sander)

Neve Yarak, Israel

Re: Waivers

Gentlemen:

Reference is hereby made to the Warrant to Purchase Shares of Common Stock, dated October 1, 2024 (the “Warrant”), to purchase 1,850,000 shares of common stock issued by N2OFF, Inc. (the “Company”). Capitalized terms used herein shall have the meanings ascribed to such terms in the Warrant unless otherwise provided.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, L.I.A. Pure Capital Ltd. (“Pure Capital”) agrees that notwithstanding the terms of the Warrant, Pure Capital will not exercise its right to convert the Warrant to Warrant Shares unless and until the stockholders of the Company approve the issuance of the Warrant (“Stockholder Approval”).

In addition, Pure Capital hereby waives the requirement set forth in Section 10 of the Facility Agreement, dated October 1, 2024, between the Company and Pure Capital (the “Facility Agreement”) that the Resale Registration Statement (as such term is defined in the Facility Agreement) be filed with the Securities and Exchange Commission within 75 days of the date of such agreement and agrees that such Resale Registration Statement may be filed within 30 days from the date that Stockholder Approval is obtained.

This agreement has been duly executed and delivered by the Company and Pure Capital and constitutes the valid and binding obligation of the parties hereto, enforceable accordance with the terms hereof.

No other term or provision of the Warrant or the Facility Agreement or of the rights of Pure Capital shall be affected by this agreement other than as specifically provided for herein.

This agreement shall be binding upon and inure to the benefit of the respective representatives and the permitted successors and assigns of the parties hereto. This agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws rules applied in such state.

This agreement shall be construed to effectuate the mutual intent of the parties. The parties and their counsel have cooperated in the drafting and preparation of this agreement, and this agreement therefor shall not be construed against any party by virtue of its role as the drafter thereof. No drafts of this agreement shall be offered by any party, nor shall any draft be admissible in any proceeding, to explain or construe this agreement. Each party hereto acknowledges and agrees that it has received or has had the opportunity to receive independent legal counsel of its own choice and that it has been sufficiently apprised of its rights and responsibilities with regard to the substance of this agreement.

This agreement may be executed in one or more counterparts and by facsimile or other electronic transmission, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

L.I.A. Pure Capital Ltd.

By:	/s/ Kfir Silberman
Name:	Kfir Silberman
Title:	Chief Executive Officer

Acknowledged and Agreed:

N2OFF, Inc.

By:	/s/ David Palach
Name:	David Palach
Title:	Chief Executive Officer